EXHIBIT 99.1

Contact: Garry O. Ridge

Ph: 619-275-9324

WD-40 Company Reports First Quarter Sales Up 7.1%

SAN DIEGO, January 9, 2007 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the first quarter ended November 30, 2006 of $72.0 million, an increase of 7.1% over the first quarter last fiscal year.

Net income for the quarter was $5.7 million, down 24.2% compared to the prior year’s quarter. Earnings per share were $0.33 in the first quarter, compared to $0.45 per share in the same quarter last year, a decrease of 26.3%.

“During the first quarter, we increased our marketing investment to support new products,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “In addition, we continued to invest in infrastructure to support global sourcing, inventory management, product development, and our China operation.”

“We had a solid sales quarter and are on track to meet our annual goal,” Ridge said.

Cost of goods during the first quarter was 52.1% of sales compared to 51.9% in the first quarter last year.

“We continue to be concerned about cost of goods. Our focus on innovation and renovation of our brands is a part of our on-going effort to help address higher costs,” Ridge said.

Fiscal Year Guidance

In fiscal year 2007, WD-40 Company reaffirmed that it expects net sales to grow 7%-13% to $307-$324 million. WD-40 Company also still expects net income of $29.1-$31.6 million in 2007, achieving earnings per share between $1.70 to $1.85 based on an estimated 17.1 million shares outstanding. The fiscal year 2007 outlook reflects the impact of the company’s move to open a direct operation in China. The investment in China is expected to reduce net income in 2007 by approximately $1.0 million, or 6 cents per share.

WD-40 Company also released its four-year outlook, and expects total sales to grow at a compound annual rate of 6.9% to 9.1% per year through fiscal year 2010. The company expects net income to grow at a compound annual rate of 9.2%to 11.5% per year over that same period. Investors can find a link to the company’s four-year outlook on the home page of the investor relations website at www.wd40.com/ir/.

“We are on track with our plans in China and in the first quarter of this year we invested approximately $200,000 in the business,” Ridge said, “We expect to be fully operational in March, just after the Chinese New Year.”

As previously announced on December 12, 2006, the board of directors declared on Tuesday, December 12, 2006 the regular quarterly dividend of $0.25 per share, an increase of 13.6%, payable January 31, 2007 to shareholders of record on January 8, 2007.

Total sales for the quarter were 63% from the Americas, 30% from Europe and 7% from Asia/Pacific. In the Americas, sales for the first quarter were down 2.4% from a year ago.

In Europe, sales were up 29.1% for the first quarter.

“We continue to do well in our European region due to growth in our distributor markets in Eastern and Northern Europe as well growth in direct markets,” Ridge said. “We also benefited from our investment in innovation and had solid growth in our new products throughout Europe and received a positive impact from foreign exchange rates as well.”

In the Asia/Pacific region, sales for the quarter were up 22.9% from last year.

“We continue to grow in the Asia/Pacific region and are seeing the benefits of increased promotional activity and product innovations,” Ridge said.

Global sales of the lubricants WD-40(R) and 3-IN-ONE Oil(R) were up 15.3% or $6.5 million for the quarter.

“During the first quarter we continued to have a positive impact from the new WD-40 Smart Straw and No-Mess Pen across the globe,” Ridge said.

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R), Spot Shot(R) and 1001 (R) were down 6.9% or $1.6 million compared to the previous year’s quarter.

“The decline in household product sales was primarily in the U.S. and was the result of several factors, including a temporary loss of distribution due to seasonal product rotation in certain customers,” Ridge said. “We expect to regain these sales during the year.”

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were down 8.0% or $0.1 million for the quarter.

WD-40 Company’s 10-Q will be filed on January 9, 2007.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $286.9 million in fiscal 2006.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of marketing expenditures, the impact of new product innovations, foreign exchange rates and fluctuating market conditions, both in the United States and internationally, and the timing of advertising and sales promotion activities. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Operations

(unaudited)

	Three Months Ended November 30,
	2006	2005
Net sales	$71,956,000	$67,215,000
Cost of products sold(1)	37,483,000	34,901,000

Gross profit	34,473,000	32,314,000

Operating expenses:
Selling, general and administrative	19,055,000	16,357,000
Advertising and sales promotion	5,642,000	3,345,000
Amortization of intangible asset	141,000	132,000

Income from operations	9,635,000	12,480,000

Other (expense) income:
Interest expense, net	(681,000)	(1,005,000)
Other (expense) income, net	(91,000)	141,000

Income before income taxes	8,863,000	11,616,000

Provision for income taxes	3,169,000	4,103,000

Net income	$5,694,000	$7,513,000

Earnings per common share:
Basic	$0.33	$0.45

Diluted	$0.33	$0.45

Weighted-average common shares outstanding, basic	17,022,286	16,688,982

Weighted-average common shares outstanding, diluted	17,241,140	16,776,627

Dividends declared per share	$0.22	$0.22

(1)	Includes cost of products acquired from related party of $5,191,000 and $10,750,000 for the three months ended November 30, 2006 and 2005, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

(unaudited)

	November 30, 2006	August 31, 2006
Assets
Current assets:
Cash and cash equivalents	$46,436,000	$45,206,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,496,000 and $1,839,000	40,626,000	44,491,000
Product held at contract packagers	1,305,000	1,385,000
Inventories	15,669,000	15,269,000
Current deferred tax assets, net	4,336,000	4,331,000
Other current assets	4,192,000	4,858,000

Total current assets	112,564,000	115,540,000

Property, plant and equipment, net	8,914,000	8,940,000
Goodwill	96,285,000	96,118,000
Other intangibles, net	42,822,000	42,722,000
Investment in related party	942,000	972,000
Other assets	4,061,000	4,183,000

	$265,588,000	$268,475,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,714,000
Accounts payable	14,375,000	11,287,000
Accounts payable to related party	870,000	463,000
Accrued liabilities	12,100,000	11,678,000
Accrued payroll and related expenses	4,733,000	7,485,000
Income taxes payable	2,653,000	2,040,000

Total current liabilities	45,445,000	43,667,000

Long-term debt	42,857,000	53,571,000
Deferred employee benefits and other long-term liabilities	1,926,000	1,895,000
Long-term deferred tax liabilities, net	14,161,000	13,611,000

Total liabilities	104,389,000	112,744,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,571,380 and 17,510,668 shares issued	18,000	17,000
Paid-in capital	64,526,000	62,322,000
Retained earnings	105,282,000	103,335,000
Accumulated other comprehensive income	6,399,000	5,083,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders' equity	161,199,000	155,731,000

	$265,588,000	$268,475,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Three Months Ended November 30,
	2006	2005
Cash flows from operating activities:
Net income	$5,694,000	$7,513,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	924,000	848,000
Losses (gains) on sales and disposals of property and equipment	8,000	(9,000)
Deferred income tax expense	550,000	556,000
Excess tax benefits from exercise of stock options	(71,000)	(1,000)
Distributions received and equity (earnings) from related party, net	30,000	19,000
Stock-based compensation	423,000	412,000
Changes in assets and liabilities:
Trade accounts receivable	4,517,000	6,512,000
Product held at contract packagers	80,000	171,000
Inventories	(241,000)	(2,303,000)
Other assets	720,000	595,000
Accounts payable and accrued expenses	497,000	(2,395,000)
Accounts payable to related party	407,000	557,000
Income taxes payable	733,000	(116,000)
Deferred employee benefits and other long-term liabilities	27,000	26,000

Net cash provided by operating activities	14,298,000	12,385,000

Cash flows from investing activities:
Purchases of short-term investments	(59,075,000)	—
Sales of short-term investments	59,075,000	—
Proceeds from collections on notes receivable	—	30,000
Capital expenditures	(550,000)	(989,000)
Proceeds from sales of property and equipment	39,000	19,000

Net cash used in investing activities	(511,000)	(940,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,714,000)	(10,714,000)
Proceeds from issuance of common stock	1,633,000	106,000
Excess tax benefits from exercise of stock options	71,000	1,000
Dividends paid	(3,747,000)	(3,671,000)

Net cash used in financing activities	(12,757,000)	(14,278,000)

Effect of exchange rate changes on cash and cash equivalents	200,000	(23,000)

Increase (decrease) in cash and cash equivalents	1,230,000	(2,856,000)

Cash and cash equivalents at beginning of period	45,206,000	37,120,000

Cash and cash equivalents at end of period	$46,436,000	$34,264,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

(unaudited)

	Three Months Ended November 30,
	2006	2005
Net income	$5,694,000	$7,513,000

Other comprehensive income (loss):
Equity adjustment from foreign currency translation, net of tax benefit of $24,000 and $260,000 for the three months ended November 30, 2006 and 2005, respectively	1,316,000	(877,000)

Total comprehensive income	$7,010,000	$6,636,000